Exhibit 5.1

June 11, 2015

Meritor, Inc.
2135 West Maple Road
Troy, Michigan 48084-7186

Ladies and Gentlemen:

We have acted as counsel to Meritor, Inc., an Indiana corporation (the "Company"), in connection with the execution, delivery, issuance and sale of an additional $225,000,000 aggregate principal amount of the Company’s 6-1/4% Notes due 2024 (the "Notes") pursuant to an Underwriting Agreement, dated as of June 8, 2015 (the "Underwriting Agreement"), between the Company, the subsidiary guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters named therein, and the Company’s Registration Statement on Form S-3 (Registration Statement No. 333-200858) (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act").

The Notes are to be issued under an indenture, dated as of April 1, 1998, as supplemented by the supplemental indentures dated as of July 7, 2000, July 6, 2004, June 23, 2006, March 3, 2010, May 23, 2013, May 31, 2013 and February 13, 2014 (as so supplemented, the "Indenture"), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company as successor to The Chase Manhattan Bank), as trustee (the "Trustee"). The Notes will be guaranteed (collectively, the "Guarantees") by certain subsidiaries of the Company (collectively, the “Guarantors”).

As your counsel, we have reviewed (i) the Registration Statement, (ii) the Indenture, (iii) the Notes and (iv) the Guarantees. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records, instruments, certificates of public officials and representatives of the Company, and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers and representatives of the Company and the Delaware Guarantors (as defined below) and appropriate public officials.

In our review of the Notes, the Guarantees, the Indenture and the Underwriting Agreement (collectively, the "Documents"), we have assumed that (i) the Company and the Guarantors have the corporate or limited liability company authority to execute and deliver the Documents to which they are parties (other than the corporate or limited liability company authority of the Guarantors incorporated or formed in the State of Delaware (the "Delaware Guarantors") to enter into their respective Guarantees), (ii) each of the Documents to which they are parties has been duly authorized, executed and delivered by the Company and the Guarantors (other than the Delaware Guarantors) and (iii) each of the Documents constitutes valid and binding obligations of the parties thereto other than the Company and the Guarantors, enforceable against each of them in accordance with their respective terms.

On the basis of the foregoing, and having regard for such legal considerations as we deem relevant, we hereby advise you that, in our opinion, when the Notes and Guarantees have been executed, authenticated and delivered against payment therefor in accordance with the Indenture and the Underwriting Agreement, the Notes and Guarantees will be validly issued and will constitute valid and binding obligations of the Company and each Guarantor, respectively, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights in general and general principles of equity, including principles of materiality, commercial reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

We do not express any opinion herein with respect to the laws of any jurisdiction other than, in each case subject to the limitations and assumptions contained herein, the laws of the State of New York and, solely with respect to the corporate or limited liability company authority of the Delaware Guarantors to enter into the Guarantees and the due authorization, execution and delivery of the Guarantees by the Delaware Guarantors, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion as an Exhibit to a Current Report on Form 8-K to be filed by the Company. We also hereby consent to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement and the related prospectus supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours, /s/ Chadbourne & Parke LLP